Exhibit 99.1

Nuvilex’s Completes Acquisition of Exclusive Worldwide Rights to Live-Cell Encapsulation Technology for Diabetes

SILVER SPRING, MD., November 7, 2013 (Globe Newswire) -- Nuvilex, Inc. (NVLX), an international biotechnology company providing cell and gene therapy solutions for the treatment of diseases, announced today that it has acquired the exclusive worldwide rights to use the cellulose-based live-cell encapsulation technology for the development of treatments for diabetes from SG Austria Pte. Ltd.

Nuvilex has secured $1.5 million in funding through the sale of restricted stock to accredited investors at a fixed price of $0.15 per share, a premium to the current market price per share, to complete this acquisition. One million dollars of the funds will be used for this acquisition. The balance of the funds will be used for ongoing preparations for Nuvilex’s Phase 3 clinical trials in pancreatic cancer.

Nuvilex’s decision to make the acquisition stems, in large part, from the results of “proof-of-principle” studies in which cells that produce insulin were transplanted into diabetic animals. The diabetic animals had much higher than normal levels of glucose in their bloodstream and had a difficult time controlling their glucose levels, just as humans with diabetes do. In animals provided with the encapsulated cells, their blood glucose levels normalized and remained stable for the duration of one six-month study, indicating the encapsulated cells produced insulin in response to their higher than normal blood glucose levels. The cellulose-based capsules seem to have prevented the encapsulated cells from being attacked by the diabetic animals’ immune systems, even in the absence of immunosuppressive drugs. Therefore, the encapsulated cells appear to have acted as an artificial or replacement pancreas.

Patricia Gruden, the Chairman and CFO of Nuvilex, commented, “On behalf of my fellow Board members, I would like to thank both Drs. Ryan and Crabtree for their countless hours of hard work in securing this potentially world-changing, cutting-edge technology. We have now secured rights to technology that has the potential to change the manner in which diabetes will be treated in the future. According to a report by Transparency Market Research, entitled ‘Global Diabetes Devices Market and Diabetes Drugs Market - Industry Scenario, Trends, Analysis, Size, Share and Forecast, 2011 - 2018,’ the global diabetes market for therapeutic devices and drugs is expected to reach US $114.3 billion by 2018. Nuvilex’s plan is to become the world-wide leader in this market.”

The President and CEO of Nuvilex, Dr. Robert F. Ryan, stated, “We are pleased to have secured this critical financing that has now enabled us to acquire the worldwide rights for the cellulose-based, live-cell encapsulation technology for the development of diabetes treatments. This acquisition is a major step in the continuing evolution of Nuvilex as a biotechnology company focused on live-cell encapsulation for the treatment of cancer and diabetes.”

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About Nuvilex:

Nuvilex is a biotechnology company with the rights to a novel cellulose-based live-cell encapsulation technology that will be used as a platform upon which treatments for several types of cancer, including advanced, inoperable pancreatic cancer, and diabetes may be built. Nuvilex’s treatment for pancreatic cancer involves the use of the widely used anticancer prodrug, ifosfamide, together with encapsulated live cells that convert ifosfamide into its “cancer-killing” form. Nuvilex’s wholly-owned subsidiary, Medical Marijuana Sciences, Inc., is dedicated to the development of cancer treatments that are based upon constituents of marijuana. For more information visit: www.nuvilex.com.

Investor Relations Contact:

Marlin Molinaro

Marmel Communications, LLC

Ph: (702) 434-8692

mmolinarofc@aol.com

Safe Harbor:

This press release may contain forward-looking statements regarding Nuvilex and its future events and results that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding Nuvilex's financial position, business strategy, plans and objectives of management for future operations, business conditions and indebtedness covenant compliance are forward-looking statements. When used in this press release, forward-looking statements are generally accompanied by terms or phrases such as "estimate," "project," "predict," "believe," "expect," "anticipate," "target," "plan," "intend," "seek," "goal," "will," "should," "may" or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond the control of Nuvilex) that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, the following: general economic or business conditions, nationally and/or in the communities in which Nuvilex conducts business; changes in the interest rate environment, legislation or regulatory requirements; conditions of the securities markets; our ability to raise capital; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism and other economic, competitive, governmental, regulatory and technical factors affecting the operations, products, services and prices of Nuvilex.

Nuvilex has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the control of Nuvilex. Nuvilex does not assume any obligations to update any of these forward-looking statements.

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